EXHIBIT 10.11
Pet DRx Corporation Annual Incentive Plan
Summary of Material Terms
The Board of Directors (the “Board”) of Pet DRx (the “Company”) established the Pet DRx Annual Incentive Plan (the “Plan”). The Plan has been designed to serve as an incentive for selected employees of the Company to improve corporate performance by providing each participating employee with an opportunity to receive a cash bonus payment based upon the attainment of certain performance criteria, and thus motivating such employees to stimulate the Company’s overall growth and success.
Eligible Employees; Participation in the Plan. Present and future senior executive officers and bonus eligible corporate associates of the Company and its subsidiaries are eligible to participate in the Plan. The Board of Directors (the “Board”) will designate employees as participants in the Plan and will also establish each participant’s target bonus percentage under the Plan.
Annual Incentive Awards. Annual incentive awards will be expressed as a percentage of a participant’s base salary. A participant may earn more or less than the target annual incentive award, depending on Company performance.
Performance Goals. Each year, the Board will establish the performance targets for the relevant year. The Board currently expects that the performance targets under the Plan will be based on the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) levels. The Board will establish threshold and target EBITDA levels for each year. If the target EBITDA level is achieved, each participant will be entitled to receive his or her target annual incentive amount and if the threshold level is not achieved, no bonuses will be paid under the Plan (unless the Board, in its sole discretion, determines otherwise). If the target EBITDA level is exceeded, each participant will be entitled to receive an annual incentive award in excess of the target award. Achievement of performance between the threshold and target levels and above the target level will result in a bonus payment that is calculated based on the actual level of EBITDA achieved. The Board retains the discretion to base annual incentive awards under the Plan on performance metrics other than EBITDA.
Payment of Annual Incentive Awards; Other Terms and Conditions. Annual incentive awards will be paid in cash as soon as practicable after the Board determines whether the applicable performance goals have been met and following the completion of audited financial statements for the calendar year to which the award relates. The Board will determine the terms and conditions of each annual incentive award granted under the Plan.